SCHEDULE 14C

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SCHEDULE 14C INFORMATION

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EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED JULY 31, 2020

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for an actively managed portion of the EQ/Large Cap Core Managed Volatility Portfolio (“Portfolio”), a series of EQ Advisors Trust (“Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual or Semi-Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144, or by visiting the Trust’s website at www.equitable-funds.com.

Equitable Investment Management Group, LLC (formerly known as AXA Equitable Funds Management Group, LLC) (“EIM” or “Adviser”) serves as the Investment Adviser and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. Equitable Distributors, LLC (formerly known as AXA Distributors, LLC) (“Distributor”) serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. EIM, in its capacity as the Investment Adviser of the Trust, has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit EIM, subject to approval of the Trust’s Board of Trustees (“Board”), to hire, terminate and replace investment sub-advisers for the Trust (“Sub-Advisers”) and to enter into investment sub-advisory agreements between EIM and the Sub-Advisers without obtaining shareholder approval, subject to certain conditions. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment. This Information Statement provides such notice of the appointment of a New Sub-Adviser (defined below) and the approval of a New Agreement (defined below) with respect to the Portfolio.

At a regular meeting of the Board held on June 16-18, 20201, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Adviser, the Sub-Advisers or the Distributor

1 The meeting was held telephonically in reliance on an exemptive order issued by the SEC. Reliance on the exemptive order was necessary and appropriate due to circumstances related to the effects of COVID-19. All Trustees participating in the telephonic meeting were able to hear each other simultaneously during the meeting. Reliance on the exemptive order requires the Trustees, including a majority of the Independent Trustees, to ratify actions taken pursuant to the exemptive order by vote cast at the next in-person meeting.

(“Independent Trustees”), considered and unanimously approved the Adviser’s proposal to: (1) terminate the Investment Sub-Advisory Agreement between EIM and Thornburg Investment Management, Inc. (“Thornburg”) with respect to the Portfolio (“Old Agreement”), and (2) approve a new Investment Sub-Advisory Agreement between EIM and GQG Partners LLC (“GQG” or “New Sub-Adviser”) with respect to the Portfolio (“New Agreement”), in connection with which GQG would replace Thornburg as the Sub-Adviser to a portion of the Portfolio that is actively managed (“Allocated Portion”). Under the New Agreement, GQG will implement its U.S. Equity strategy in managing the Allocated Portion of the Portfolio.

The Adviser’s proposal was based on several factors, including its evaluation of recent organizational changes at Thornburg, and GQG’s track record managing its proposed U.S. Equity strategy. Based on a review of comparative performance information and other factors, EIM recommended, and the Board approved, the termination of the Old Agreement and the approval of the New Agreement with respect to the Portfolio.

Capital International, Inc. and Vaughan Nelson Investment Management, L.P. currently serve as the Sub-Advisers to other portions of the Portfolio that are actively managed, and BlackRock Investment Management, LLC currently serves as the Sub-Adviser to the portion of the Portfolio that seeks to track the performance of an index.

Factors Considered by the Board

In reaching its decision to approve the New Agreement, the Board considered the overall fairness of the New Agreement and whether the New Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio and the New Agreement, including: (1) the nature, quality and extent of the overall services to be provided to the Portfolio by GQG; (2) comparative performance information; (3) the level of the proposed sub-advisory fee; (4) economies of scale that may be realized by the Portfolio; and (5) “fall-out” benefits that may accrue to GQG and its affiliates (i.e., indirect benefits that they would not receive but for the relationship with the Portfolio). In considering the New Agreement, the Board members did not identify any particular factor or information that was all-important or controlling, and each Trustee may have given different weights to different factors and, thus, each Trustee may have had a different basis for his or her decision.

In connection with its deliberations, the Board took into account information prepared by the Adviser and GQG, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The information provided to the Trustees described, among other things, the services to be provided by GQG, as well as GQG’s investment personnel, proposed sub-advisory fee, performance information, and other matters. The Board considered that EIM had conducted extensive due diligence on GQG from an investment management, operational and compliance perspective, including an in-person due diligence visit prior to the coronavirus pandemic. During the meeting, the Trustees met with senior representatives of the Adviser to discuss the New Agreement and the information provided. The Independent Trustees also met in executive session during the meeting to discuss the New Agreement and the information provided. The Independent Trustees were assisted by independent legal counsel prior to and during the meeting and during their deliberations regarding the New Agreement and also received from legal counsel materials addressing, among other things, the legal standards applicable to their consideration of the New Agreement.

In approving the New Agreement with respect to the Portfolio, each Trustee, including the Independent Trustees, on the basis of their business judgment after review of the information provided, determined that the proposed sub-advisory fee was fair and reasonable and that the approval of the New Agreement was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors it deemed relevant to its decision to approve the New Agreement.

The Board evaluated the nature, quality and extent of the overall services to be provided to the Portfolio and its investors by GQG. In addition to the investment performance and expense information discussed below, the Board considered GQG’s responsibilities with respect to the Allocated Portion of the Portfolio pursuant to the New Agreement, and GQG’s experience in serving as an investment adviser for funds and accounts similar to the Portfolio. The Board considered that, although GQG was relatively recently formed as an adviser in 2016, the firm’s founder, Rajiv Jain, had significant prior experience serving as a lead portfolio manager at an institutional investment management firm. The Board considered that, subject to the oversight of the Adviser, GQG would be responsible for making day-to-day investment decisions with respect to the Allocated Portion of the Portfolio; placing with brokers or dealers orders for the purchase and sale of investments for the Allocated Portion of the Portfolio; and performing certain related administrative functions. The Board also reviewed information regarding GQG’s process for selecting investments for the Allocated Portion of the Portfolio, as well as information regarding the qualifications and experience of the GQG portfolio manager who would provide services to the Allocated Portion of the Portfolio. The Board also considered information regarding GQG’s procedures for executing portfolio transactions for the Allocated Portion of the Portfolio and GQG’s policies and procedures for selecting brokers and dealers. In addition, the Board considered information regarding GQG’s trading experience and how GQG would seek to achieve “best execution” on behalf of the Allocated Portion of the Portfolio. The Board considered that GQG outsources its back office services to Northern Trust and that the Adviser has experience working with other Sub-Advisers that utilize Northern Trust’s back office services. The Board also considered information about the impact of the coronavirus pandemic on GQG’s operations and its ability to provide services to the Portfolio.

The Board considered that GQG was relatively recently formed by Rajiv Jain and had experienced significant recent growth in assets under management. The Board also considered GQG’s ownership structure, including that Pacific Currents Group owns an approximately 5% interest in GQG and that the majority of the firm is owned by Mr. Jain and his wife (approximately 85%) as well as other employees. The Board considered the Adviser’s representation that GQG had hired significantly to respond to the increase in the firm’s assets under management, and that the Adviser believed that the firm’s systems could handle the increased flow of assets.

The Board considered that the Trust’s compliance team as well as Equitable Financial Life Insurance Company’s cybersecurity team had performed due diligence virtually on the firm, and that GQG was cooperative and forthcoming in providing relevant information about its operations, compliance and cybersecurity procedures. The Board considered GQG’s current level of staffing and plans to hire additional personnel, investments in and scalability of systems and technology, and use of third-party service providers, as well as the Adviser’s evaluation of the adequacy of the firm’s resources to support the firm’s recent growth. The Board also considered the Trust’s Chief Compliance Officer’s evaluation of GQG’s compliance program, policies and procedures, and certification that they were consistent with applicable legal standards. The Board considered the Chief Compliance Officer’s evaluation that GQG compliance team members were seasoned personnel and that the compliance team had been staffed in anticipation of the firm’s growth. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving GQG and reviewed information regarding GQG’s financial condition and history of operations and potential conflicts of interest in managing the Allocated Portion of the Portfolio.

The Board also received and reviewed performance data relating to GQG’s management of a U.S. Equity composite, which was created in June 2016, and the GQG Partners US Select Quality Equity Fund, a proprietary fund that commenced operations in September 2018, as compared to an appropriate benchmark and peer group. The Board also received and reviewed information regarding the performance of GQG’s U.S. Equity composite relative to the performance of Thornburg’s actively managed portion of the Portfolio. The Board considered that GQG pursues a concentrated investment strategy and considered the Adviser’s representation that such a strategy would be a good complement to other strategies utilized in the Portfolio with respect to the construction of the overall Portfolio. The Board also considered GQG’s expertise, resources, and personnel for advising the Allocated Portion of the Portfolio.

Based on its review, the Board determined that the nature, quality and extent of the overall services to be provided by GQG were appropriate for the Portfolio in light of its investment objective and, thus, supported a decision to approve the New Agreement.

The Board considered the proposed sub-advisory fee for GQG with respect to the Portfolio in light of the nature, quality and extent of the overall services to be provided by GQG. In this regard, the Board noted that the proposed sub-advisory fee rate to be paid to GQG under the New Agreement is lower than the sub-advisory fee rate paid to Thornburg under the Old Agreement. In addition, the Board considered the relative levels of the sub-advisory fee to be paid to GQG with respect to the Portfolio and the advisory fee to be retained by the Adviser in light of, among other factors, the nature and extent of responsibilities retained and risks assumed by the Adviser and not delegated to or assumed by GQG. The Board also considered the proposed sub-advisory fee rate schedule in light of the fee rates that GQG charges under advisory agreements with other clients that utilize a U.S. Equity investment strategy. The Board noted that the advisory fee paid by the Portfolio to the Adviser would not change as a result of the approval of the New Agreement.

The Board further noted that the Adviser, and not the Portfolio, would pay GQG and that the proposed sub-advisory fee was negotiated between GQG and the Adviser. Moreover, the Board noted that the Adviser generally is aware of the fees charged by sub-advisers to other clients and that the Adviser believes that the fee agreed upon with GQG is reasonable in light of the nature, quality and extent of the investment sub-advisory services to be provided. Based on its review, the Board determined that the proposed sub-advisory fee is fair and reasonable.

The Board also considered the estimated impact of the proposed sub-advisory fee on the profitability of the Adviser. In this regard, the Board noted that the appointment of GQG is expected to have a positive impact on the Adviser’s annual profitability at the Portfolio’s current asset levels. The Adviser advised the Board that it does not regard Sub-Adviser profitability as meaningful to its evaluation of the New Agreement. The Board acknowledged the Adviser’s view of Sub-Adviser profitability, noting the Board’s findings as to the reasonableness of the sub-advisory fee and that the fee to be paid to GQG is the product of negotiations with the Adviser and reflects levels of profitability acceptable to the Adviser and GQG based on the particular circumstances in each case for each of them. The Board noted again that GQG’s fee would be paid by the Adviser and not the Portfolio and that many responsibilities related to the advisory function are retained by the Adviser. In light of all the factors considered, the Board determined that the anticipated profitability to the Adviser remained within the reasonable range of profitability levels previously reported.

The Board also considered whether economies of scale would be realized as the Portfolio grows larger and the extent to which this is reflected in the proposed sub-advisory fee rate schedule with respect to the Allocated Portion of the Portfolio. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the proposed sub-advisory fee rate schedule for the Allocated Portion of the Portfolio includes a breakpoint that would reduce the sub-advisory fee rate as Portfolio assets under GQG’s management increase above a certain level. In this regard, the Board acknowledged that, at some levels, breakpoints in a sub-advisory fee rate schedule may result in savings to the Adviser and not to investors. The Board considered these factors, and the relationship they bear to the fee structure charged to the Portfolio by the Adviser, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolio.

The Board also considered possible fall-out benefits and other types of benefits that may accrue to GQG, including the following. The Board considered that GQG, through its position as a Sub-Adviser to the Portfolio, may engage in “soft dollar” transactions. The Board also noted that GQG may benefit from greater exposure in the marketplace with respect to its investment process and from expanding its level of assets under management, and GQG may derive benefits from its association with the Adviser and other Sub-Advisers to the Portfolio. Based on its review, the Board determined that any fall-out benefits and other types of benefits that may accrue to GQG are fair and reasonable.

GQG became a New Sub-Adviser to the Portfolio effective on or about July 1, 2020.

Information Regarding the Investment Sub-Advisory Agreement

The terms of the New Agreement between EIM and GQG are materially similar to the terms of the Old Agreement between EIM and Thornburg, except as to the effective date, compensation, and the named Sub-Adviser. Pursuant to the New Agreement, GQG is appointed by EIM to act as investment sub-adviser for the Portfolio and to manage the investment and reinvestment of the Allocated Portion of the Portfolio, subject to the direction, control and oversight of EIM and the Board. The New Agreement will remain in effect for an initial two-year term with respect to the Portfolio and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The New Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to EIM and GQG, or by EIM or GQG on sixty days’ written notice to the Trust and the other party. The New Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Advisory

Agreement between EIM and the Trust is terminated for any reason. EIM (and not the Portfolio) is responsible for the payment of the sub-advisory fee to the New Sub-Adviser. The appointment of GQG as a New Sub-Adviser to the Portfolio did not result in a change to the investment advisory fee paid by the Portfolio to EIM.

The New Agreement generally provides that GQG will not be liable for any losses, claims, damages, liabilities or litigation incurred by the Portfolio, the Trust or the Adviser as a result of any error of judgment, mistake of law, or other action or omission by GQG, except that nothing in the New Agreement limits the liability of GQG for any losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of GQG in the performance of any of its duties or obligations thereunder or (ii) any untrue statement of a material fact contained in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, the Trust or the Adviser, or the omission to state therein a material fact known to GQG which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished by GQG to the Adviser or the Trust.

Comparison of Sub-Advisory Fees

The sub-advisory fee rate payable to GQG under the New Agreement, stated below, is lower than the sub-advisory fee rate paid to Thornburg under the Old Agreement. It is anticipated that the appointment of GQG will have a positive impact on EIM’s annual profitability at current asset levels. If, during the Portfolio’s fiscal year ended December 31, 2019, the assets that were allocated to Thornburg had been allocated to GQG, the sub-advisory fee rate of 0.35% of the Portfolio’s average daily net assets and the sub-advisory fee of $835,000 that EIM paid to Thornburg with respect to the Portfolio under the Old Agreement would have decreased to 0.28% of the Portfolio’s average daily net assets and $668,000, respectively. The decrease of 0.07% in the sub-advisory fee rate would have represented a decrease of $167,000 in the sub-advisory fee paid by EIM with respect to the Portfolio for the fiscal year ended December 31, 2019.

Information Regarding GQG Investment Management

The following provides additional information about the New Sub-Adviser.

GQG is a boutique investment management firm founded in 2016 that provides global, international, emerging markets and U.S. equity investment portfolios, primarily for institutional clients. GQG is a subsidiary of GQG Partners LP, whose principal owner is QVFT LLC, which is owned by Rajiv Jain, GQG’s Chairman and Chief Investment Officer, and his spouse, Latika Jain. The general partner of GQG Partners LP is GQG Partners GP LLC, which is wholly owned by QVFT LLC. As of May 31, 2020, GQG had approximately $39.2 billion in assets under management.

Effective on or about July 1, 2020, Rajiv Jain is responsible for the securities selection, research and trading for the Allocated Portion of the Portfolio. Mr. Jain is the Chairman and Chief Investment Officer of GQG and serves as the lead portfolio manager for all GQG strategies. He has over 26 years of investment experience. Prior to commencing investment operations at

GQG in June 2016, Mr. Jain was employed at Vontobel Asset Management from 1994 to 2016, where he held various positions, including Co-Chief Executive Officer (from 2014), Chief Investment Officer and Head of Equities (from 2002), and lead portfolio manager for the firm’s Global Equities strategy (from 2002).

GQG’s principal office is located at 450 East Las Olas Boulevard, Suite 750, Fort Lauderdale, Florida 33301. Set forth below are the names, titles and principal occupations of the principal executive officers and directors of GQG:

Name	Title/Responsibilities and Principal Occupation
Rajiv Jain	Chairman and Chief Investment Officer of GQG and Director of GQG Partners GP LLC
Timothy J. Carver	Chief Executive Officer of GQG and Director of GQG Partners GP LLC
Melodie B. Zakaluk	Chief Operating Officer of GQG
Suzanne G. Chmura	Chief Compliance Officer of GQG
Frederick H. Sherley	General Counsel of GQG

The business address of each of these individuals is c/o GQG at 450 East Las Olas Boulevard, Suite 750, Fort Lauderdale, Florida 33301.

For its services to the Portfolio, GQG receives a sub-advisory fee based on the Portfolio’s assets as follows: 0.28% of the Allocated Portion of the Portfolio’s average daily net assets up to and including $500 million; and 0.25% of the Allocated Portion of the Portfolio’s average daily net assets in excess of $500 million.

Information with respect to the advisory fees charged by GQG to a comparable fund subject to the 1940 Act that it advises is provided in Appendix A to this Information Statement.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Adviser or the Sub-Advisers, with brokers that are affiliates of such brokers, or with unaffiliated brokers that trade or clear through affiliates of the Adviser or the Sub-Advisers. For the fiscal year ended December 31, 2019, the Portfolio paid brokerage commissions to Sanford C. Bernstein & Co., LLC, an affiliate of EIM, in the amount of $13,669, which represented 5.21% of the total brokerage commissions paid by the Portfolio.

Control Persons and Principal Holders

Equitable Financial Life Insurance Company (“Equitable”), the parent company of EIM, may be deemed to be a control person with respect to the Trust by virtue of its ownership of a substantial majority of the Trust’s shares as of May 31, 2020. EIM is organized as a Delaware limited liability company and is a wholly-owned subsidiary of Equitable. Equitable is an indirect wholly-owned subsidiary of Equitable Holdings, Inc. (“Equitable Holdings”), which is a publicly owned company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio of the Trust. As of May 31, 2020, the Trustees and officers of the Trust owned, or were entitled to provide voting instructions in the aggregate with respect to, less than one percent of the shares of the Portfolio.

As of March 31, 2020, the following shareholders were deemed to own beneficially more than five percent of the outstanding shares of any class of shares of the Portfolio:

Shareholder	Class of Shares	Number of Shares Owned	Percentage of Class Owned
J. Petrocelli Contracting Inc 100 Comac Street Ronkonkoma, NY 11779	Class IA	24,745.45	5.34%
Pesce Family IRR TR Henrietta Pesce Katherine Pesce TTEE 16 Vroom Avenue Spring Lake NJ 07762	Class IA	30,759.29	6.64%
EQ/Moderate Allocation Portfolio*	Class K	19,653,179.43	27.26%
EQ/Moderate-Plus Allocation Portfolio*	Class K	31,609,273.82	43.85%
EQ/Aggressive Allocation Portfolio*	Class K	16,243,636.47	22.53%

* Each portfolio operates under a “fund of funds” structure under which the portfolio invests substantially all of its assets in securities of other investment companies managed by EIM.

Outstanding Shares

The outstanding shares of each class of the Portfolio as of March 31, 2020, are set forth below:

	Class IA	Class IB	Class K
Outstanding Shares	462,892	138,933,862	72,089,222

Additional Information Regarding the Old Agreement

In 2018 AXA S.A. (“AXA”), a French insurance holding company, announced its intention to sell over time all of its interest in Equitable Holdings, the indirect parent company of EIM, through a series of sales of Equitable Holding’s common stock (“Sell-Down Plan”). It was anticipated that one or more of the transactions contemplated as part of the Sell-Down Plan would result in a change of control of EIM and the automatic termination of the investment sub-advisory agreement between EIM and Thornburg with respect to the Portfolio. As a result of transactions in connection with the Sell-Down Plan, on March 25, 2019, a new investment sub-advisory agreement, whose terms are not materially different from the prior agreement, between EIM and Thornburg with respect to the Portfolio became effective. At a meeting held on July 16-18, 2019, the Board considered and unanimously approved the annual renewal of the investment sub-advisory agreement between EIM and Thornburg with respect to the Portfolio. As a result of further transactions in connection with the Sell-Down Plan, on November 13, 2019, a new investment sub-advisory agreement, whose terms are not materially different from the prior agreement, between EIM and Thornburg with respect to the Portfolio (i.e., the Old Agreement) became effective. The Old Agreement was terminated in connection with EIM’s proposal described in this Information Statement.

A copy of the Trust’s June 30, 2020 Semi-Annual Report accompanies this Information Statement.

Appendix A

The chart below provides information regarding the advisory fee charged by GQG to a comparable fund subject to the 1940 Act that it advises.

Name of Fund	Net Assets (as of May 31, 2020)	Advisory Fee Rate (as a % of average daily net assets)
GQG Partners US Select Quality Equity Fund	$116,370.211	0.45%

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